Exhibit 99.1

CVR Partners Reports 2013 Fourth Quarter and Full Year Results
And Announces Cash Distribution of 43 Cents

•	Record fourth quarter and full year UAN production of 270,100 tons and 930,600 tons, respectively

•	Full year 2013 net income of $118.6 million, a 5.7 percent increase over 2012

•	Record full year cash distributions of $144.9 million or $1.98 per common unit

SUGAR LAND, Texas (Feb. 20, 2014) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced fourth quarter 2013 net income of $27.9 million, or 38 cents per fully diluted common unit, on net sales of $84.3 million, compared to net income of $15.3 million, or 21 cents per fully diluted common unit, on net sales of $67.6 million for the fourth quarter a year earlier. Adjusted EBITDA, a non-GAAP measure, was $36.6 million for the fourth quarter of 2013, compared to adjusted EBITDA of $27.1 million for the fourth quarter of 2012.

Full year 2013 net income was $118.6 million, or $1.62 per fully diluted common unit, on net sales of $323.7 million, compared to $112.2 million of net income, or $1.53 per fully diluted common unit, on net sales of $302.3 million for 2012. Adjusted EBITDA for full year 2013 was $152.8 million compared to adjusted EBITDA of $148.2 million for the previous year.

“Both the 2013 fourth quarter and full year were highlighted by record production from our expanded UAN plant, which was brought online at the end of February 2013,” said Jack Lipinski, chief executive officer. “The increased production levels of higher value UAN continue to benefit our business.”

Operations

For the fourth quarter of 2013, average realized plant gate prices for UAN and ammonia were $253 per ton and $478 per ton, respectively, compared to $274 per ton and $676 per ton, respectively, for the same period in 2012. For the full year 2013, average realized plant gate prices for UAN and ammonia were $282 per ton and $643 per ton, respectively, compared to $303 per ton and $613 per ton, respectively, for the full year 2012.

CVR Partners produced 98,900 tons of ammonia and purchased an additional 12,000 tons of ammonia during the fourth quarter of 2013, of which 1,600 net tons were available for sale while the rest was upgraded to a record 270,100 tons of UAN. In the 2012 fourth quarter, the plant produced 87,700 tons of ammonia, of which 35,300 net tons were available for sale while the remainder was upgraded to 127,300 tons of UAN. Fourth quarter 2012 production tons were heavily impacted by a scheduled turnaround at the company’s fertilizer plant in Coffeyville, Kan.

For full year 2013, CVR Partners produced 402,000 tons of ammonia and purchased an additional 17,000 tons, of which 37,900 net tons were available for sale while the rest was upgraded to a record 930,600 tons of UAN. In 2012, the company produced 390,000 tons of ammonia, of which 124,600 net tons were available for sale while the remainder was upgraded to 643,800 tons of UAN.

On-stream factors during the 2013 fourth quarter were 100 percent for the gasifiers, 99.5 percent for the ammonia synthesis loop, and 98.8 percent for the UAN conversion facility. For full year 2013, on-stream factors were 95.6 percent for the gasifiers, 94.4 percent for the ammonia synthesis loop, and 91.9 percent for the UAN conversion facility. Excluding the impact of planned downtime associated with the replacement of damaged catalyst, unplanned Linde air separation unit outages, the UAN expansion coming online, and unplanned downtime related to weather issues, 2013 full year on-stream factors would have been 99.5 percent for the gasifiers, 98.9 percent for the ammonia synthesis loop and 98.0 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a fourth quarter 2013 distribution of 43 cents per common unit. The distribution as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on March 10, 2014, to unitholders of record on March 3, 2014.

CVR Partners’ fourth quarter cash distribution brings the cumulative cash distributions paid or declared for the 2013 full year to a record $1.98 per common unit, which meets the company’s most recent distribution outlook of $1.85 to $2.00 per common unit.

CVR Partners, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance; fluctuations in the prices received for its finished products; maintenance capital expenditures; and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

CVR Partners 2013 Fourth Quarter Earnings Conference Call Information

CVR Partners previously announced that it will host its 2013 fourth quarter Earnings Conference Call for analysts and investors on Thursday, Feb. 20, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=97987. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at
http://www.videonewswire.com/event.asp?id=97987. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13575649.

# # #

Forward Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed quarterly reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:
Investor Relations:
Wes Harris
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the statement of operations and cash flow data for the year ended December 31, 2012 and the balance sheet data as of December 31, 2012).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$84.3	$67.6	$323.7	$302.3
Cost of product sold - Affiliates	2.4	2.8	10.8	11.5
Cost of product sold - Third parties	16.5	8.7	47.3	34.6
Direct operating expenses - Affiliates	0.8	1.1	4.1	2.3
Direct operating expenses - Third parties	22.6	28.1	90.0	93.3
Selling, general and administrative expenses - Affiliates	4.1	4.3	16.0	17.2
Selling, general and administrative expenses - Third parties	1.2	1.7	5.0	6.9
Depreciation and amortization	7.0	4.9	25.6	20.7
Operating income	29.7	16.0	124.9	115.8
Interest expense and other financing costs	(1.7)	(0.7)	(6.3)	(3.8)
Interest income	—	—	—	0.2
Other income (expense), net	—	—	0.1	0.1
Income before income tax expense	28.0	15.3	118.7	112.3
Income tax expense	0.1	—	0.1	0.1
Net income	$27.9	$15.3	$118.6	$112.2

Net income per common unit - basic	$0.38	$0.21	$1.62	$1.54
Net income per common unit - diluted	$0.38	$0.21	$1.62	$1.53

Adjusted EBITDA*	$36.6	$27.1	$152.8	$148.2
Available cash for distribution*	$31.5	$14.0	$145.2	$132.3

Weighted average, number of common units outstanding (in thousands):
Basic	73,079	73,047	73,072	73,039
Diluted	73,224	73,192	73,228	73,193

(1)        Below are the components of Net sales:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$68.6	$62.4	$281.5	$273.5
Freight in revenue	8.7	4.8	30.2	22.4
Hydrogen revenue	6.6	0.4	11.4	6.4
Other	0.4	—	0.6	—
Total net sales	$84.3	$67.6	$323.7	$302.3
* See “Use of Non-GAAP Financial Measures” below.

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$85.1	$127.8
Working capital	108.4	116.6
Total assets	593.5	623.0
Total debt	125.0	125.0
Partners’ capital	439.9	446.2

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$32.5	$8.7	$129.0	$133.5
Investing activities	(7.9)	(24.7)	(43.7)	(81.1)
Financing activities	(26.6)	(36.4)	(128.0)	(161.5)
Net cash flow	$(2.0)	$(52.4)	$(42.7)	$(109.1)

Other Financial Data:
Capital expenditures	$7.9	$24.7	$43.8	$82.2

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	98.9	87.7	402.0	390.0
Ammonia (net available for sale) (1)(2)	1.6	35.3	37.9	124.6
UAN	270.1	127.3	930.6	643.8

Petroleum coke consumed (thousand tons)	126.8	109.7	487.0	487.3
Petroleum coke (cost per ton)	$29	$30	$30	$33

Sales (thousand tons):
Ammonia	2.6	38.4	40.5	127.8
UAN	266.5	133.0	904.6	643.5

Product pricing plant gate (dollars per ton) (3):
Ammonia	$478	$676	$643	$613
UAN	$253	$274	$282	$303

On-stream factors (4):
Gasification	100.0%	79.0%	95.6%	92.6%
Ammonia	99.5%	76.6%	94.4%	91.1%
UAN	98.8%	68.6%	91.9%	86.4%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$483	$748	$581	$647
UAN - Corn Belt (dollars per ton)	$287	$361	$337	$369

______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completion of the UAN expansion project in February 2013, we now upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 12,000 and 17,000 tons of ammonia, which was upgraded to UAN during the three months and year ended December 31, 2013, respectively.

(3)    Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the major scheduled turnaround and the impact of the Linde air separation unit outage, the on-stream factors for the three months ended December 31, 2012 would have been 99.7% for gasifier, 98.8% for ammonia and 91.5% for UAN. Excluding the planned downtime associated with replacement of damaged catalyst, the unplanned Linde air separation unit outages, the impact of the UAN expansion coming on-line and the unplanned downtime associated with weather issues, the on-stream factors for the year ended December 31, 2013 would have been 99.5% for gasifier, 98.9% for ammonia and 98.0% for UAN. Excluding the major scheduled turnaround and the impact of the Linde air separation unit outage, the on-stream factors for the year ended December 31, 2012 would have been 98.1% for gasifier, 97.1% for ammonia and 92.8% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the financial non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for the calculation of our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
Reconciliation of Net Income to EBITDA and to Adjusted EBITDA:
Net income	$27.9	$15.3	$118.6	$112.2
Add:
Interest expense, net	1.7	0.7	6.3	3.6
Income tax expense	0.1	—	0.1	0.1
Depreciation and amortization	7.0	4.9	25.6	20.7
EBITDA	$36.7	$20.9	$150.6	$136.6
Major scheduled turnaround expenses	—	4.6	—	4.8
Share-based compensation, non-cash	(0.1)	1.6	2.2	6.8
Adjusted EBITDA	$36.6	$27.1	$152.8	$148.2

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of 43 cents per common unit for the fourth quarter of 2013. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expense incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

	Three Months Ended December 31, 2013	Year Ended December 31, 2013
	(in millions, except units and per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$36.6	$152.8
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.4)	(5.4)
Maintenance capital expenditures	(1.5)	(3.5)
Cash reserves for future operating needs	(2.2)	(2.2)
Plus:
Distribution of previously established cash reserves	—	2.5
Other non-cash adjustments	—	1.0
Available cash for distribution	$31.5	$145.2
Available cash for distribution, per unit	$0.43	$1.98
Common units outstanding (in thousands)	73,113